Exhibit 10.6

PROMISSORY NOTE II

Date: December 31, 2023

Borrower:	Ambitious Entertainment Inc of, Vancouver, British Columbia (the “Borrower”)

Lender:	Kirk Shaw. of, Vancouver, British Columbia (the “Lender”)

Principal Amount: up to $300,000 USD From time-to-time Lender will loan funds to borrower on an as needed basis to cover operating expenses and other productions costs. The interest will be calculated annually based on the balance as of December 31st, 2023, December 31, 2024, December 31, 2025, and December 31, 2026.

1.	FOR VALUE RECEIVED, The Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal sum of the note as of the calendar year end in USD. Interest payable will be calculated on the unpaid principal amount at the rate of 10% per annum, calculated yearly not in advance, beginning on December 31, 2023.

2.	This Note will be repaid as following: when the company obtains financing through a third party. Once funding is received, 25% of any financing will be applied to the loan repayment until it is paid in full, or December 31st, 2026, in full.

3.	All costs and expenses without limitation, including legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal outstanding balance and will immediately be due to the Lender. In the case of the Borrower’s default and the acceleration of the amount due by the Lender all amounts outstanding under this Note will bear interest at the rate of 10% per annum from the date of demand until paid.

4.	If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

5.	This Note will be construed in accordance with and governed by the laws of British Columbia.

6.	This Note will ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

7.	In the event the Company changes its business structure of the Corporation, the Borrower and the Lender agree to convert this Promissory Note into a Convertible Promissory Note within 10 days.

Kirk Shaw

By:	/s/ Kirk Shaw
Name:	Kirk Shaw

Ambitious Entertainment Inc.

By:	/s/ Kirk Shaw
Name:	Kirk Shaw
Title:	CEO